                                                                      Exhibit 12

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
                                                                              Exide Corporation
                                                               Computation of Ratio of Earnings to Fixed Charges
                                                             (Amounts in thousands of dollars except ratio amounts)
                                                           Year ended                               Three months ended
                                             --------------------------------------------    --------------------------------
                                                                                 Proforma                            Proforma
                                              3/31/93     3/31/94     3/31/95     3/31/95    07/03/94    07/02/95    07/02/95
                                             --------------------------------------------------------------------------------
FIXED CHARGES:
Interest Expense                               35,261      33,150      52,565     115,465      7,731      25,125      35,474
Capitalized Interest                              274         725       1,678       1,678        270         294         294
1/3 Rental                                      4,671       4,774       7,098      11,460      1,200       1,958       3,017
                                             --------------------------------------------------------------------------------
    Total Fixed Charges                        40,206      38,649      61,341     128,603      9,201      27,377      38,785


EARNINGS:
Income (Loss) Before Income Taxes,
 Minority Interest and Equity
 Earnings in Joint Venture                      8,344      27,841      10,723       4,538        506     (22,690)    (33,201)
Add Back-

 Fixed Charges (less capitalized interest)     39,932      37,924      59,663     126,925      8,931      27,083      38,491
 Amortization of capitalized interest             745         738         784         784        196         233         233
                                             --------------------------------------------------------------------------------
    Total Earnings                             49,021      66,503      71,170     132,247      9,633       4,626       5,523

Ratio of Earnings
 to Fixed Charges                                 1.2         1.7         1.2         1.0        1.0         0.2        0.1
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

                                                                     Computation of Ratio of EBITDA/Interest
                                                           Year ended                               Three months ended
                                             --------------------------------------------    --------------------------------
                                                                                 Proforma                            Proforma
                                              03/31/93    03/31/94    03/31/95   03/31/95    07/03/94    07/02/95    07/02/95
                                             --------------------------------------------------------------------------------
EBITDA:
Operating Income                               47,170      61,758      64,162     122,328      8,555       4,688       2,955
Depreciation & Amortization                    28,437      30,613      48,524     120,282      8,639      23,995      34,468
Amortization of Deferred Financing
  Costs Included Above                         (2,176)     (2,086)     (5,065)     (6,765)      (428)     (1,486)     (1,686)
Other, net                                     (1,490)        826          86       1,537         56       1,823         252
Collateral Income                                 486         354          --          --         --          --          --
                                             ------------------------------------------------------------------------------
Total EBITDA                                   72,427      91,465     107,707     237,382     16,822      29,020      35,989
                                             ===============================================================================
Ratio of EBITDA/Interest                          2.1         2.8         2.0         2.1        2.2         1.2         1.0

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